Exhibit 99.1 1 FOR IMMEDIATE RELEASE Orion Properties Inc. Positioned For Continued Business Plan Execution With New $215 Million Revolving Facility and Extension of $355 Million CMBS Loan - Meaningfully Extends Debt Maturity Profile - PHOENIX, AZ, February 19, 2026 – (BUSINESS WIRE) – Orion Properties Inc. (“Orion” or the “Company”) (NYSE: ONL) today announced that it has entered into a new $215 million senior secured revolving credit facility and extended its existing $355 million commercial mortgage-backed securities ("CMBS") loan. These transactions meaningfully extend Orion’s debt maturity profile and maintain the Company’s healthy liquidity position. Paul McDowell, Chief Executive Officer and President of Orion, said, “Proactively addressing our near-term maturities has been a key priority and we appreciate our lenders confidence in our business strategy. The successful execution of our new revolving credit facility and the extension of the CMBS loan materially enhances our capital structure and eliminates near-term maturity risk for Orion. The new lower interest rate spread on our revolver and the extension of the CMBS loan at a sub 5% fixed rate along with accompanying principal amortization will serve to reduce our previously expected interest rate expense in coming periods. With these debt maturities extended and our access to credit preserved and aligned with our business plan, we are well positioned to continue executing on our strategy and driving a more stable and growing earnings profile.” The new $215 million revolving credit facility, entered into with four of the banks in the existing lender group, is secured by a pool of 28 properties and is scheduled to mature on February 18, 2029, inclusive of two six-month extension options. This new credit facility refinances and replaces the existing $350 million revolving credit facility that was due to mature on May 12, 2026, reduces the interest rate margin on our borrowings by 50-basis points, to SOFR plus 2.75%, and eliminates the 10-basis point SOFR adjustment. As of February 19, 2026, the Company had $113 million outstanding on the new revolving credit facility. In addition, the Company amended its $355 million CMBS loan secured by 19 properties, which was due to mature in February 2027. The amendment extends the maturity date by three and a half years to August 2030, inclusive of two additional extension options for a total of 18 months. During this time, the fixed interest rate of 4.971% will remain unchanged and excess cash flows after payment of interest and property operating expenses will be swept by the lender to be applied to a combination of prepaying the outstanding principal balance of the CMBS loan and funding reserves principally for capital expenditures. See the Company’s Form 8-K filed today with the Securities and Exchange Commission for additional information about the terms and conditions of the new revolving credit facility and CMBS loan amendment. Following these transactions, the Company had total liquidity of approximately $119.9 million, including cash and availability under the new revolving credit facility. Wells Fargo Bank, National Association will remain the administrative agent for the Company’s new revolving credit facility, and the lenders are Wells Fargo Bank, N.A., JP Morgan Chase Bank, TD Bank, N.A. and MidFirst Bank. About Orion Properties Inc. Orion Properties Inc. is an internally-managed real estate investment trust engaged in the ownership, acquisition and management of a diversified portfolio of office properties located in high-quality suburban markets across the United

2 States and leased primarily on a single-tenant net lease basis to creditworthy tenants. The Company’s portfolio is comprised of traditional office properties, as well as governmental, medical office, flex/laboratory and R&D and flex/industrial properties. The Company was founded on July 1, 2021, spun-off from Realty Income (NYSE: O) on November 12, 2021 and began trading on the New York Stock Exchange on November 15, 2021. The Company is headquartered in Phoenix, Arizona and has an office in New York, New York. For additional information on the Company and its properties, please visit onlreit.com. Forward-Looking Statements Information set forth in this press release includes “forward-looking statements” which reflect the Company’s expectations and projections regarding future events and plans and future financial condition. These forward-looking statements are based on information currently available to the Company and involve a number of known and unknown assumptions and risks, uncertainties and other factors, which may be difficult to predict and beyond the Company’s control, that could cause actual events and plans or could cause the Company’s business, financial condition, liquidity and results of operations to differ materially from those expressed or implied in the forward-looking statements. Factors that may affect future results include: the risk of increases in interest rates, such as that our borrowing costs may increase and we may be unable to refinance our debt obligations on favorable terms and in a timely manner or at all; conditions associated with the global market, including an oversupply of office space, tenant credit risk and general economic conditions and geopolitical conditions; our strategic review process will be costly and time-consuming and may not result in a transaction, and any transaction that occurs may not increase stockholder value; the risk that recent changes in United States trade policy and the imposition of new tariffs continue to create disruption in macroeconomic conditions and could adversely impact our lenders, tenants and prospective tenants, and cause them to reduce or decline to do business with us or fail to meet their obligations to us; the extent to which changes in workplace practices and office space utilization, including remote and hybrid work arrangements, and changes in governmental budgetary priorities, will continue and the impact that may have on demand for office space at our properties; our ability to acquire new properties, convert certain vacant properties to multi-tenant use and sell non-core assets on favorable terms and in a timely manner, or at all; risks associated with acquisitions, including the risk that we may not be in a position, or have the opportunity in the future, to make suitable property acquisitions on advantageous terms and/or that such acquisitions will fail to perform as expected; our ability to comply with the terms of our credit agreement or to meet the debt obligations on our properties; changes in the real estate industry and in the performance of financial markets and interest rates and our ability to effectively hedge against interest changes; and our ability to renew leases with existing tenants or re-let vacant space to new tenants on favorable terms and in a timely manner or at all. Additional factors that may affect future results are contained in the Company’s filings with the SEC, which are available at the SEC’s website at www.sec.gov. The Company disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of changes in underlying assumptions or factors, new information, future events or otherwise, except as required by law. Investor Relations Contact: Email: investors@onlreit.com Phone: 602-675-0338